EXHIBIT 10.1

December 29, 2015

Revised on January 5, 2016

Ms. Diane J. Basile

28 Murray Lane

Harvard, MA  01451

Dear Diane:

It has been my pleasure to get acquainted over the last several weeks discussing the opportunity to have you join American Science & Engineering. We are truly excited with the prospect of having you join our team and feel strongly it will be a mutually rewarding relationship.

On behalf of American Science and Engineering, it is my pleasure to extend the offer to you to join American Science and Engineering, Inc., (“AS&E”) as Senior Vice President, Chief Financial Officer and Treasurer, reporting to Chuck Dougherty. The details of your offer are as follows:

Base Salary: Biweekly rate of $10,769.24 ($280,000 if annualized).

FY17 Short-Term Incentive Program: This program provides the opportunity for you to earn an annual bonus of up to 60% of your base salary, contingent on the Company’s performance, employee performance and service in the bonus year.  One half of the FY17 target bonus will be guaranteed and issued in the form of Restricted Stock Units subject to the terms and conditions of AS&E’s 2014 Equity and Incentive Plan and pending the approval of the Board of Directors. The vesting will occur on the date the FY17 STIP plan is certified, or on May 31, 2017, whichever occurs first, provided you remain employed by the Company and are in good standing at the time of vesting.

FY17 Long-Term Incentive Program: This program provides the opportunity for you to earn a bonus of up to 140% of your base salary over the plan performance period, contingent on plan goal attainment.

Employee Benefits Plan: As a full-time regular employee of AS&E, you are immediately eligible to participate in our employee benefits plan, which includes Medical Insurance, Dental Insurance, Vision Insurance, Life Insurance, Short and Long Term Disability, and paid holidays. You are eligible to accrue 20 days of vacation per year.

401(k) Plan:  The Company also offers a 401(k) savings and retirement plan with a Company match of 50% on the first 6% of employee contributions. Beginning immediately, provided you are at least 21 years of age, you will also be eligible to join AS&E’s 401(k) plan with Putnam Investments which includes a biweekly AS&E cash match based upon your biweekly contribution level and the Company’s profitability. Unless you opt out of the 401(k) program, or unless you specify a different contribution amount, three percent of your biweekly earnings will be payroll deducted, pre-tax, and deferred into the Company designated Putnam fund on your behalf.

As a condition of your employment, you must certify to us that you are free to enter into and fully perform the duties of your position and that you are not subject to an employment, confidentiality, non-competition or other agreement that would restrict your performance for AS&E.  You further must certify that your signing this letter of your employment with AS&E  does not violate any order, judgment or injunction applicable to you, or conflict with or breach any agreement to which you are a party or by which you are bound.  You also agree to sign and abide by the standard AS&E policies as presented upon hire and updated from time to time.

This employment offer is subject to your authorization to work as required by the Immigration Reform and Control Act of 1986; an I-9 verification form and a list of acceptable documents are enclosed. Please bring only original documents to Human Resources on your first day of employment for I-9 verification.

In addition, because some of our work is subject to government regulations, all employees are required to provide proof of citizenship. Therefore you will need to bring a Passport, Birth Certificate or a Naturalization Certificate with you to your new employee orientation on your first day.

In recognition of Personal Data Privacy laws you consent to: a) the processing of sensitive personal data about you to the limited extent, and for the purposes, necessary for the administration of your employment, such as but not limited to payroll and benefits; and b) the transfer worldwide of personal data held about you by AS&E to other employees and offices of AS&E’s worldwide organization and to third parties where disclosure to such third parties is required in the normal course of business or by law. Information “relating to you” or “about you” includes information about third parties such as your spouse and children (if any) which you provide to AS&E on their behalf. “Sensitive personal data” is the various categories of personal data identified by European and other data privacy laws.

AS&E is an Equal Opportunity and Affirmative Action Employer. If you are an individual with a disability or you are a veteran and would like us to be aware of your status, please complete the enclosed Voluntary Status Disclosure form and return it to the Human Resources Department.

Diane, we have assembled an outstanding team of people committed to providing the best in class practices and we would be pleased if you joined us. Beyond that, I feel that you will enjoy working with us here at AS&E. If you have any questions concerning the position or our Company policies, please do not hesitate to call me at 978-495-9200.

This revised offer will expire on January 7, 2016.  We look forward to your positive reply.

Sincerely,

/s/Lanning L. Levine
Lanning L. Levine
Senior Vice President, Human Resources

enclosures

ACCEPTED:

/s/Diane J. Basile	January 11, 2016
Ms. Diane J. Basile	Anticipated Start Date